CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXHIBIT 10.34

MASTER LOAN AGREEMENT

This Master Loan Agreement (this “Agreement”) is made as of March 18th, 2026 (the “Effective Date”), by and between Payward Interactive, Inc. (“Lender”), a Florida corporation, and USBC, Inc. (“Borrower”), a corporation organized and existing under the laws of the State of Nevada, with its official business address at 300 E 2nd Street, 15th Floor, Reno, Nevada 89501. Lender and Borrower are each individually, a “Party,” and collectively the “Parties”.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender will loan certain Fiat Currency or Digital Currency to Borrower for Borrower’s use, and Borrower will pay a Loan Fee as provided in the applicable Loan Term Sheet and return such Fiat Currency or Digital Currency to Lender upon the termination of the Loan or upon such earlier date in accordance with the terms and conditions of this Agreement; and

WHEREAS, Borrower intends to use any Fiat Currency or Digital Currency loaned under this Agreement for lawful commercial purposes.

Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

I. Definitions.

“Account Control Agreement” has the meaning given to such term in Section IV(b).

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a preexisting token. An “Applicable Airdrop” is an Airdrop for which the distribution of new or preexisting tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time. A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new or preexisting tokens cannot be definitively calculated, such as a random distribution, a distribution to every wallet of the relevant Digital Currency, or a distribution that depends on a wallet of the relevant Digital Currency meeting a threshold requirement.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder.

“Anti-Terrorism and Sanctions Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, or money laundering, all as amended, supplemented or replaced from time to time.

“Applicable Law” means (regardless of jurisdiction) (i) any applicable federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, decrees, injunctions, or judgments and (ii) any applicable ruling, declaration, regulation, requirement, or interpretation issued by any regulatory, judicial, administrative or governmental body or Person.

“Authorized Agent” has the meaning set forth in Exhibit A.

“Business Day” means any day other than a Saturday or Sunday on which commercial banks are open for business in New York City.

“Business Hours” means between the hours of 9:00 am to 5:00 pm in New York on a Business Day.

“Call Option” means the right of Lender to demand immediate repayment of a Loaned Currency Recall Amount at any time pursuant to the terms of this Agreement.

“Change in Law” means that, on or after the Effective Date, (a) due to the adoption of or change in any Applicable Law or any regulation or (b) due to the promulgation or announcement of or any change in the interpretation by any Governmental Authority, Lender determines in good faith that (X) (i) it has become illegal to maintain or extend a Loan, receive repayment or delivery of Loaned Currency or hold and remain secured by Collateral, whether due to a Digital Currency being classified or interpreted as “securities” under the Securities Act or Exchange Act, or otherwise or (ii) the ability to transfer any Loaned Currency or Collateral has become materially impaired by virtue of its de-listing from two or more U.S. regulated digital currency exchanges.

“Collateral” has the meaning given to such term in Section IV(a).

“Collateral Account” and “Collateral Accounts” each have the meaning given to such term in Section IV(b).

“Collateral Call Margin Ratio” means, for any Loan, the Margin Ratio at or below which Lender may issue a Collateral Call Notification in accordance with this Agreement. The Collateral Call Margin Ratio for each Loan will be specified in the applicable Loan Term Sheet.

“Collateral Return Margin Ratio” means, for any Loan, the Margin Ratio above which Borrower may issue a Refund Notification in accordance with this Agreement. The Collateral Return Margin Ratio for each Loan will be specified in the applicable Loan Term Sheet.

“Confirmation Protocol” means the requirement that the transfer of a Digital Currency may not be deemed settled and completed until (i) the transaction has been recorded in a block and five (5) consecutive subsequent blocks referring back to such block (meaning six (6) blocks in total) have been added to the applicable blockchain; or (ii) the transaction has met a different protocol for a specific Digital Currency agreed to by the Parties in writing.

2

“Covered Person” means Borrower, any direct or indirect subsidiary or parent of Borrower and any director, officer, agent, employee or affiliate of Borrower or any of its direct or indirect subsidiaries or parent entities.

“Custodian” has the meaning given to such term in Section IV(b).

“Custody Agreement” has the meaning given to such term in Section IV(b).

“Default Fee” has the meaning given to such term in Section III(c).

“Digital Currency” means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), or Litecoin (LTC), or any other digital currency as agreed upon by the Parties.

“Digital Currency Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Currency.

“Early Return Option” means, with respect to a Loan, an option to return all (but not less than all) of the applicable Loaned Currency prior to the Loan Termination Date pursuant to the terms of this Agreement; provided that with respect to any Fixed Term Loan, Borrower shall have an Early Return Option solely to the extent agreed by Lender and Borrower and set forth in the applicable Loan Term Sheet.

“Fiat Currency” means official currency of a country issued by a central bank or other monetary authority.

“Fixed Term Loan” means a Loan with a pre-determined Loan Termination Date, where unless otherwise agreed in the applicable Loan Term Sheet, Lender does not have a Call Option and Borrower does not have an Early Return Option.

“Governmental Authority” means the government of any nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hard Fork” means a permanent divergence in the blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules), or an airdrop or any other event which results in the creation of a new token.

“Liquidation Ratio” means, for any Loan, the Margin Ratio at or below which Collateral will be liquidated. The Liquidation Ratio for each Loan will be specified in the applicable Loan Term Sheet.

3

“Loan” means a provision of Fiat Currency or Digital Currency made pursuant to and in accordance with this Agreement and the terms and conditions set forth in the applicable Loan Term Sheet.

“Loan Documents” means this Agreement, all Loan Term Sheets entered into between Lender and Borrower from time to time, and any and all other documents, instruments and agreements entered into by the Parties in connection with any Loan hereunder.

“Loan Effective Date” means the date upon which a Loan begins.

“Loan Fee” means the fee Borrower shall pay to Lender for the provision of a Loan, as specified in the applicable Loan Term Sheet.

“Loan Request” has the meaning given to such term in Section II(b).

“Loan Term Sheet” means an agreement entered into by the Parties containing the terms and conditions of a Loan made under this Agreement and memorialized substantially in the form attached hereto as Exhibit B.

“Loan Termination Date” means, with respect to a Fixed Term Loan, the date on which such Loan shall terminate (other than upon an earlier termination pursuant to Section II(d)), as agreed upon by the Parties in a Loan Term Sheet.

“Loaned Currency” means any Fiat Currency or Digital Currency transferred in a Loan hereunder until such Fiat Currency or Digital Currency is transferred back to Lender hereunder; provided, that if any new or different Digital Currency is created or split by a Hard Fork or other alteration in the underlying blockchain and meets the requirements set forth in Section V, such new or different Digital Currency shall be deemed to become Loaned Currency in addition to the original Digital Currency for which such exchange is made.

“Loaned Currency Recall Amount” has the meaning given to such term in Section II(c)(ii).

“Margin Ratio” has the meaning given to such term in Section IV(a).

“Market Spot Rate” means, as at the time of determination, the spot rate for the applicable Digital Currency published on CFBenchmarks.com or such other reference spot rate mutually agreed by the Parties from time to time.

“Material Adverse Effect” means (a) a material adverse effect upon (including due to a material disruption of the bitcoin network or other blockchain network), the operations, business, assets or financial condition of Borrower; (b) a material impairment of the ability of Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity and/or enforceability of this Agreement or any of the Loan Documents.

4

“New Token” means incremental tokens distributed to the holder of Digital Currency in connection with a Hard Fork in the Digital Currency protocol or an Applicable Airdrop.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Open Loan” means a Loan without a Loan Termination Date, where Borrower has an Early Return Option and Lender has a Call Option.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or governmental body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Recall Delivery Day” means the day on which Borrower must return Loaned Currency to Lender in accordance with Lender’s exercise of a Call Option.

“Recall Request Day” means a day, which may be any calendar day, on which Lender exercises a Call Option by notification to Borrower and demands return of a portion or the entirety of the Loaned Currency; provided, however, if such notification is delivered at or after 11:00am New York time, then the next day shall be deemed to be the Recall Request Day.

“Redelivery Day” means the date on which Borrower shall return all of the Loaned Currency in accordance with Borrower’s exercise of an Early Return Option.

“Reportable Compliance Event” means that any Covered Person becomes a Sanctioned Person or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism and Sanctions Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism and Sanctions Law or Anti-Corruption Law.

“Request Day” has the meaning given to such term in Section II(b).

“Required Margin Ratio” means, for any Loan, the initial Margin Ratio that is required to be satisfied prior to the advance of such Loan. The Required Margin Ratio for each Loan will be specified in the applicable Loan Term Sheet.

“Rewards” means any rewards or other fees, excluding New Tokens, that a holder of certain eligible Digital Currencies may receive (such as in connection with a promotion or as compensation for certain on-chain activities) (i) directly from an issuer or administrator of such Digital Currency; (ii) from an exchange, custodian, or other service provider; or (iii) as a programmatic distribution automatically effected via the Digital Currency’s blockchain network.

“Rewards Account” has the meaning given to such term in Section V(a).

5

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism and Sanctions Law (including, at the time of this Agreement, Russia, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of the Ukraine).

“Sanctioned Person” means any Person included on a list of designated or restricted persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List).

“Term” has the meaning given to such term in Section XXVII.

“Total Loan Balance” means, as of the date of determination, the sum of: (i) the amount of any outstanding Loaned Currency provided to Borrower pursuant to all then outstanding Loans; (ii) the aggregate amount of any outstanding Loan Fees; and (iii) the aggregate amount of any other outstanding fees, expenses or indemnities due hereunder or under any other Loan Documents, in each case, including any fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Wyoming; provided, that if the laws of any other jurisdiction would govern the perfection or enforcement of any lien granted hereunder, Uniform Commercial Code or UCC means the Uniform Commercial Code as in effect from time to time in such jurisdiction with respect to such lien.

II. General Fiat Currency and Digital Currency Loan Terms.

(a) Provision of Fiat Currency or Digital Currency

Subject to the terms and conditions hereof, Borrower may, from time to time in its sole and absolute discretion, request a Loan from Lender, and Lender may but shall have no obligation to, in its sole and absolute discretion, extend such Loan on terms acceptable to and agreed by Lender and Borrower and as set forth in a corresponding Loan Term Sheet.

(b) Loan Procedure

From time to time during the Term of this Agreement, on any day (the “Request Day”), an Authorized Agent of Borrower may request from Lender, by email, Telegram or such other electronic means as agreed by Lender, the provision of a specific quantity of a Fiat Currency or Digital Currency (a “Loan Request”), for use by Borrower in accordance with the terms and conditions of this Agreement; provided, that if such Loan Request is received by Lender at or after 11:00 am New York time, then the next day will be deemed to be the Request Day. Once made, Loan Requests may not be withdrawn by Borrower. Upon receipt of a Loan Request, Lender shall inform Borrower whether Lender agrees to provide the requested Fiat Currency or Digital Currency on the terms set forth in the Loan Request. A Loan Request shall be deemed rejected by Lender unless accepted by Lender at or before 5:00 pm New York time on the Request Day or as otherwise agreed by the Parties.

6

As part of its Loan Request, Borrower shall provide the following proposed terms:

(i)	the type of Fiat Currency or Digital Currency requested;
(ii)	the amount of the Fiat Currency or Digital Currency requested;
(iii)	the type of Collateral Borrower is willing to post;
(iv)	whether the Loan is to be a Fixed Term Loan or an Open Loan;
(v)	the Loan Effective Date; and
(vi)	the Loan Termination Date (if a Fixed Term Loan).

Upon agreement by and between Lender and Borrower regarding the terms of a Loan Request with respect to a Loan, Lender shall send Borrower a proposed Loan Term Sheet for such Loan. The specific and final terms of such Loan, including the Loan Fee and all applicable collateral requirements, shall be memorialized in such Loan Term Sheet, which shall be delivered and executed by the Parties after the final terms of a Loan are agreed to and prior to the delivery of the applicable Fiat Currency or Digital Currency. In the event of a conflict of terms between this Agreement and a Loan Term Sheet, the terms in such Loan Term Sheet shall govern with respect to the applicable Loan.

Upon execution of a Loan Term Sheet by Lender and Borrower, Borrower shall commence transmission of any required Collateral to satisfy the Required Margin Ratio as specified in such Loan Term Sheet. Following Custodian’s receipt of such Collateral in accordance with the Confirmation Protocol, Lender shall commence transmission of the Fiat Currency or Digital Currency specified in the applicable Loan Term Sheet to Borrower's bank account or Digital Currency Address as agreed by the Parties in such Loan Term Sheet or as directed by Borrower in writing.

(c) Return Procedure

(i) Loaned Currency Return

Borrower shall return the relevant amount of Loaned Currency to Lender by 5:00 p.m. New York Time on the earliest to occur of the Loan Termination Date, the Recall Delivery Day, and the Redelivery Day for such Loaned Currency. Loaned Currency shall be returned directly to a bank account or wallet address designated by Lender.

(ii) Call Option

Lender may, on and as of a Recall Request Day, initiate a Call Option by notification to Borrower and demand the return of a portion or the entirety of one or more Loans, together with all accrued and unpaid fees with respect to each such Loan (the “Loaned Currency Recall Amount”). Borrower shall have twenty-four (24) hours from the time Lender initiates a Call Option to deliver the Loaned Currency Recall Amount to Lender.

7

(iii) Early Return Option

With respect to any Open Loan and, to the extent that Lender has agreed to an Early Return Option in the applicable Loan Term Sheet for a Fixed Term Loan, any such Fixed Term Loan, Borrower may notify Lender during Business Hours of Borrower's intent to return all or part of the applicable Loaned Currency prior to the Loan Termination Date or any Recall Request Day, as applicable, which notice shall specify the Loaned Currency to be returned and the contemplated Redelivery Day. Borrower shall provide Lender at least one (1) Business Day’s prior written notice of its intent to exercise its Early Return Option, which notice shall be irrevocable. In connection with its exercise of an Early Return Option with respect to any Open Loan, Borrower will not be responsible for any penalty or premium for the early return of Loaned Currency. In connection with its exercise of an Early Return Option with respect to any Fixed Term Loan, Borrower shall be responsible for an early return penalty with respect to such Loaned Currency to the extent set forth in the applicable Loan Term Sheet.

Borrower's exercise of an Early Return Option shall not relieve it of any of its other obligations herein, including without limitation the payment of outstanding fees (including Loan Fees). Upon receipt of Loaned Currency pursuant to an Early Return Option, Lender will promptly notify Borrower of any applicable Loan Fees or other fees on such returned amount accrued (but not yet paid) through such Redelivery Day, and Borrower shall have up to five Business Days after the Redelivery Day to pay such accrued Loan Fees and other fees (which due date will be deemed to be a “Payment Due Date” for purposes of Section III(d)).

(d) Termination of Loan

A Loan will terminate upon the earliest to occur of:

(i) the Loan Termination Date with respect to such Loan;

(ii) the date of redelivery by Borrower of all Loaned Currency under such Loan, together with all accrued and unpaid fees with respect to such Loan, pursuant to an exercise of an Early Return Option by Borrower or a Call Option by Lender; and

(iii) the occurrence of an Event of Default under Section IX(h) or (i) or the occurrence of any other Event of Default and Lender’s exercise of remedies pursuant to Section X.

Termination of a Loan shall not terminate, limit, or otherwise affect the Term of this Agreement, except as expressly provided otherwise in this Agreement.

8

(e) Redelivery in an Illiquid Market; Acts by Governmental Authorities; Changes in Applicable Laws; Sanctions Events

(i) In the event that (A) there is a suspension of or limitation imposed on trading by one or more exchanges relating to any applicable Loaned Currency or (B) the reasonably demonstrated illiquidity of a particular Loaned Currency prevents its redelivery in accordance with this Agreement, then in each case, Lender shall have the right to recall any Loans affected thereby, as determined by Lender in its sole discretion. Following such recall, Borrower shall, within one Business Day, return to Lender any outstanding balance of such recalled Loan, such return to be made in the same quantity and type of the applicable Loaned Currency to the extent possible, and if not possible, shall be required to pay Lender for the value in U.S. Dollars of any affected Loaned Currency as calculated by Lender in its reasonable discretion.

(ii) If a Change in Law occurs with respect to one or more Loans, Lender shall have the right to recall a portion or the entirety of one or more of such affected Loans, together with all accrued and unpaid fees with respect to each such Loan, and within five (5) Business Days following the date on which Lender delivers a recall request:

A. if legally permissible and practicable following such Change in Law, including, without limitation, during any notice or grace period, Borrower shall return to Lender any outstanding balance of such recalled Loan, such return to be made in the same quantity and type of the applicable Loaned Currency; and

B. if return is not legally permissible and/or practicable following such Change in Law, Borrower shall be required to pay Lender for the value in U.S. Dollars of any Loaned Currency so restricted as calculated by Lender in its reasonable discretion.

(i) In the event Lender determines, in its commercially reasonable discretion, that any Covered Person is in violation of any Anti-Terrorism and Sanctions Law or Anti-Corruption Law, or that Lender’s extension or maintenance of a Loan to Borrower shall result in a violation of any Anti-Terrorism and Sanctions Law or Anti-Corruption Law, Lender shall have the right to recall any Loans affected thereby. Following delivery of a recall notice, Borrower shall return to Lender any outstanding balance of such recalled Loan on or before the close of business on the Business Day following the date on which Lender delivers a recall notice (provided that if such delivery occurs after 11:00am New York time, the following day shall be deemed to constitute the delivery date), and such return shall be made in the same quantity and type of the applicable Loaned Currency.

(f) Risk of Loss

During the period of Borrower's use of the Loaned Currency, such use beginning immediately upon Lender’s transfer of the Loaned Currency to Borrower's Digital Currency Address pursuant to the applicable Loan Term Sheet, and ending upon redelivery, all risk of loss related to such Loaned Currency passes to Borrower. Borrower acknowledges and agrees that Lender has no liability to Borrower or any third party for any loss, theft or misuse of any Loaned Currency that Lender has transferred at the instruction of Borrower as provided in this Agreement and the applicable Loan Term Sheet.

9

III. Loan Fees.

(a) Loan Fee

Borrower agrees to pay Lender a Loan fee (a “Loan Fee”) on each Loan, at a rate per annum as set forth in the relevant Loan Term Sheet. Except as Lender and Borrower may otherwise agree, Loan Fees shall accrue on the outstanding Loaned Currency under a Loan from and including the date on which the Loaned Currency is transferred to Borrower to the date on which the Loaned Currency is returned in its entirety to Lender. Lender shall calculate any Loan Fees owed on a daily basis and provide Borrower with such calculation upon request.

(b) Origination Fee

From time to time, Lender and Borrower may agree that a fee (the “Origination Fee”) shall be paid in connection with the origination of a Loan. Any such Origination Fee shall be specified in the applicable Loan Term Sheet.

(c) Default Fee

For each calendar day after the Loan Termination Date, the Redelivery Day, or the Recall Delivery Day (whichever is applicable) for which Borrower has not returned any Loaned Currency or failed to timely pay when due any fees or other amounts hereunder, and for each calendar day during any period in which an Event of Default has occurred and is continuing, Borrower shall incur an additional fee (the “Default Fee”) that is equal to the sum of (i) five percent (5%) (annualized, calculated daily) on all outstanding portions of the Total Loan Balance, including accrued and unpaid fees and expenses. Any Default Fee imposed by Lender resulting from an event that constitutes an Event of Default shall not constitute a waiver of any such Event of Default.

(d) Payment of Fees

Unless otherwise agreed, any Loan Fee or other fee payable hereunder shall be paid by Borrower no later than 5:00 p.m. New York time on the fifth (5th) Business Day of each month (the “Payment Due Date”); provided that Default Fees shall be payable on demand. An invoice for Loan Fees and any other fees or amounts due hereunder (the “Invoice Amount”) shall be sent out by Lender on the first Business Day of the month and shall include any Loan Fees and other fees incurred during the previous month as well as any outstanding Loan Fees and other fees. Any fees or other amounts owed under this Agreement shall be payable, unless otherwise agreed by Lender and Borrower in the applicable Loan Term Sheet or as expressly provided otherwise in this Agreement, in the same type of Fiat Currency or Digital Currency that was loaned to Borrower in the applicable Loan, subject to Section II(e). Any failure by Lender to timely invoice Borrower shall not be deemed a default or breach of this Agreement by Lender nor shall any such failure relieve Borrower of its obligation to pay any fees owed under this Agreement or negate any Event of Default resulting from Borrower's failure to timely pay such fees; provided, however, in all instances, the Payment Due Date shall be no earlier than the date falling five (5) Business Days after delivery of an invoice detailing the relevant Invoice Amount.

10

(e) Application of Payments and Deliveries

Borrower shall, at the time of making each payment or delivery under this Agreement, specify to Lender the Loan to which such payment or delivery is to be applied. In the event that Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Lender may apply the payment or delivery in such manner as it may determine to be appropriate in its sole discretion.

(f) Application of Insufficient Payments or Deliveries

If at any time insufficient amounts are received by Lender to pay fully all amounts of applicable fees and other amounts then due and payable hereunder, Lender may apply such payment received as it may determine to be appropriate in its sole discretion. Lender may, in its sole discretion and if there is more than one outstanding Loan between the Parties, apply payments by Borrower in one Loaned Currency towards the satisfaction of obligations outstanding with respect to a Loan of another Loaned Currency; provided, that Lender shall make any conversions between such Loaned Currency based upon the applicable Market Spot Rate.

(g) Computations

Fees shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which payable. Calculation of fees shall be based on the date when the relevant transfer is deemed to have occurred. Digital Currency shall be deemed to have been transferred by one Party to the other when the applicable Confirmation Protocol for the relevant Digital Currency has been completed and Fiat Currency shall be deemed to have been transferred by one Party to the other when received in the transferee’s bank account. If the requirements of the Confirmation Protocol are not met, or Fiat Currency is not received, by 5:00 pm New York time, the transfer shall be deemed to have been made on the following day.

(h) Taxes

(i) Withholding and/or Deduction for Taxes

All payments in respect of any Loan under this Agreement will be made free and clear of and without withholding or deduction for or on account of any present or future taxes (including without limitation goods and services tax, levies, imposts deductions, charges, and all liabilities with respect to any such present or future taxes, excluding taxes imposed on net income and (all such non-excluded taxes hereinafter referred to as “Taxes”)) other than any deduction or withholding required by Applicable Law.

11

Borrower shall use its best efforts (provided that the Lender shall cooperate as may be reasonably required) to ensure that such payments can be made without deduction of withholding tax, or with deduction of withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax.

If Borrower becomes obliged to withhold or deduct from any payment to Lender any amount in respect of Taxes it will pay to the relevant governmental authority the full amount required to be deducted or withheld promptly upon determining that such deduction or withholding is required or upon receiving notice that such amount has been assessed against it. Borrower shall promptly notify the Lender that such notification or, as the case may be, deduction has been made, and provide the Lender with evidence that such a notification has been made or, as the case may be, such taxes deducted have been paid to the relevant taxing authority.

Upon request, Lender shall furnish Borrower a properly completed and executed US tax information certificate on the appropriate U.S. Internal Revenue Service Form W-8 or Form W-9, as applicable. Borrower shall report, if required under Applicable Law, all fees paid to Lender and any withheld taxes under this Agreement to the Internal Revenue Service and any relevant state revenue authority, and shall furnish Lender a copy of the applicable U.S. Internal Revenue Service Form 1099, Form 1042-S or other form required by Applicable Law.

(ii) Tax Gross-Up

In case any tax deduction or withholding is required by law on any payment from Borrower to Lender, then Borrower shall pay to the Lender such additional amounts as necessary in order that the net amounts received by the Lender after such deduction or withholding shall equal the respective amounts which would have been received had no such deduction or withholding been required.

(iii) Tax Treatment of Loans

For tax purposes, in the case of a Loan, each of Lender and Borrower intend that, absent a change in law or administrative practice to the contrary, the transfer and delivery of the Digital Currency shall be treated as a loan and not be treated as an exchange of property for other property differing materially in kind or extent (within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended, as well as the corresponding Treasury Regulations), and each of Lender and Borrower agrees that it will not take any position inconsistent with such treatment for all such tax purposes.

(iv) CARF and CRS

On October 10, 2022, the Organization for Economic Co-operation and Development (“OECD”) published the final rules and commentary of the Crypto-Asset Reporting Framework (“CARF”) as well as enhancements to the Common Reporting Standard (“CRS”).

12

The local implementation of CARF and CRS for the jurisdictions in which the Parties operate may require the Parties to obtain additional documentation from each other, including, but not limited to, self-certification and supporting documentation. The Parties may also be required to report to their local tax authority under the local enactment and transposition of CARF and CRS. The Parties hereby agree to timely provide documentation requested by the other Party to enable reporting under CARF, CRS, and any future tax information reporting requirement, as required. The Parties also agree to comply with any reporting requirements resulting from the local enactment of CARF, CRS or other applicable reporting requirements, as applicable.

IV. Collateral Requirements

(a) Collateral

Borrower shall provide and maintain from time to time as collateral an amount of U.S. Dollars or Digital Currency (other than Loaned Currency) to be determined and agreed upon by Lender and Borrower (together with (i) all “security entitlement” (as defined in UCC Section 8-102(17) of the UCC) or “general intangibles” (as defined in UCC Section 9-102(42) of the UCC) of Borrower in respect of or relating to such Digital Currency, (ii) the Collateral Accounts, and (iii) all proceeds (as defined in the UCC) of the foregoing, the “Collateral”) and memorialized in a Loan Term Sheet; provided that upon the provision of any Additional Collateral (as defined below), the Collateral shall be deemed to include the Additional Collateral. The collateralization of any Loan, as of any date of determination, shall be measured as a percentage (the “Margin Ratio”), obtained by dividing (i) the value as of such date of the Collateral supporting such Loan (the “Collateral Value”), by (ii) the value as of such date of the outstanding Loaned Currency under such Loan, together with all accrued and unpaid fees with respect to such Loan, in each case, valued at the Market Spot Rate. To the extent applicable, the Collateral Value may be determined by converting any Digital Currency that serves as Collateral to U.S. Dollars, in each case using the applicable Market Spot Rate; provided that Collateral provided in U.S. Dollars shall always be valued at the face value thereof.

Borrower shall transfer to Custodian, or cause to be maintained in a Collateral Account, Collateral with a Collateral Value sufficient to satisfy the applicable Required Margin Ratio prior to Lender’s transfer to Borrower of any Loaned Currency pursuant to a particular Loan, and Lender shall have no obligation to transfer any Loaned Currency pursuant to a Loan prior to completion of the Confirmation Protocol with respect to the applicable Collateral. Notwithstanding the foregoing, if Lender provides a Loan to Borrower and Borrower does not transfer, or cause to be maintained in a Collateral Account, Collateral sufficient to satisfy the applicable Required Margin Ratio with respect to such Loan, Lender shall have the absolute right to the immediate return of the applicable Loaned Currency.

13

(b) Grant of Security Interest

As security for the prompt and complete payment by Borrower of the Loaned Currency in respect of a Loan, all related fees, expenses and indemnities due hereunder, and all other obligations owing by Borrower to Lender hereunder or under any other Loan Document, Borrower hereby pledges, collaterally assigns and grants to Lender a continuing first priority perfected security interest in, and a lien upon, Borrower’s right, title and interest in and to, or otherwise with respect to, the Collateral (including any Additional Collateral), whether now owned or existing or hereafter acquired or arising and regardless of where located (the “Security Interest”). The Security Interest shall immediately and automatically attach upon the provision of the applicable Loaned Currency from Lender to Borrower in respect of such Loan and shall immediately and automatically terminate upon the return and repayment in full of the Loaned Currency under such Loan and all related fees, expenses and indemnities due hereunder and under any other Loan Documents. In addition to the rights and remedies granted to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the Uniform Commercial Code.

Unless expressly provided otherwise in the applicable Loan Term Sheet, Borrower hereby agrees and affirms Lender’s entitlement to the Collateral. Such entitlement shall not relieve Borrower of any of its obligations hereunder. All Collateral transferred to Custodian by Borrower shall be held in one or more segregated accounts, vaults or wallets maintained with or under the control of Lender or one of its affiliates (the “Custodian”) for the benefit of Borrower (together with any successor account, each, a “Collateral Account” and, collectively, the “Collateral Accounts”). To the extent any Collateral Account is maintained by the Custodian, such Collateral Account shall be subject to both (i) a custody agreement between the Custodian and Borrower (a “Custody Agreement”) and (ii) an account control agreement by and between each of the Custodian, Borrower and Lender (the “Account Control Agreement”). Borrower and Lender hereby agree that all U.S. Dollars and Digital Currency included in Collateral that are maintained in a Collateral Account with the Custodian that is a “securities account” (as defined in the UCC) will be treated as a “financial asset” under UCC Section 8-102. In the event Collateral is transferred to Lender or any of its affiliates (including Custodian), all such Collateral transferred to Lender or its affiliates by Borrower shall be held in one or more segregated accounts, vaults or wallets and shall not be commingled with any other assets or property owned or held by Lender or its affiliates.

For the avoidance of doubt, each Collateral Account (including income, if any, earned on the investments of Collateral in the Collateral Account) will be owned by Borrower for federal income tax purposes. Borrower shall provide to Lender a U.S. Internal Revenue Service Form W-9 or appropriate U.S. Internal Revenue Service Form W-8 no later than the date hereof. Upon the reasonable request of Lender, Borrower shall provide to Lender any additional U.S. Internal Revenue Service forms (or updated versions of any previously submitted U.S. Internal Revenue Service forms) or other documentation at such time or times required by applicable law as may be necessary (i) to reduce or eliminate the imposition of U.S. federal withholding taxes and (ii) to permit Lender to fulfill its federal tax reporting obligations under applicable law with respect to each Collateral Account or any amounts paid to Borrower. If any U.S. Internal Revenue Service form or other documentation previously delivered becomes inaccurate or incomplete in any material respect, Borrower shall promptly provide to Lender accurately updated and complete versions of such U.S. Internal Revenue Service forms or other documentation. Lender shall have no liability to Borrower or any other person in connection with any tax withholding amounts paid or withheld from a Collateral Account pursuant to applicable law to the extent arising from Borrower’s failure to timely provide an accurate, correct and complete U.S. Internal Revenue Service Form W-9, an appropriate U.S. Internal Revenue Service Form W-8 or such other documentation requested by Lender under this paragraph.

14

(c) Perfection of Security Interest

Borrower shall take all action that may be necessary and that Lender may reasonably request so as at all times to maintain the validity, perfection, enforceability and first priority of Lender’s security interest in and lien on the Collateral and to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all liens on the Collateral other than Lender’s security interest or any other liens permitted by this Agreement and (ii) executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case, in form and substance reasonably satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest in and lien on the Collateral under the UCC or other Applicable Law. Borrower hereby authorizes Lender to file against Borrower one or more financing, continuation or amendment statements pursuant to the UCC in form and substance reasonably satisfactory to Lender, provided that the description of the collateral in any such statement is limited to only the Collateral.

(d) Collateral Calls

If at any time while a Loan is outstanding the Margin Ratio with respect to such Loan, is equal to or less than the Collateral Call Margin Ratio as set forth in the applicable Loan Term Sheet, Lender shall have the right to require Borrower to contribute additional Collateral (such Collateral, the “Additional Collateral”) or return sufficient Loaned Currency so that the Margin Ratio with respect to such Loan is equal to or greater than the Required Margin Ratio at the time of such contribution or repayment.

If Lender requires Borrower to increase the Margin Ratio so that it is equal to or greater than the Required Margin Ratio, it shall send a notification substantially in the form attached hereto as Exhibit C (the “Collateral Call Notification”) to Borrower that sets forth: (i) the Margin Ratio as of such time and (ii) the amount of Additional Collateral required to return to the Required Margin Ratio (using the applicable Market Spot Rate if required) as of such time. Borrower shall have twenty-four (24) hours from the time Lender sends the Collateral Call Notification to either (i) deliver the required amount of Additional Collateral to Lender or (ii) return to Lender the amount of Loaned Currency necessary, in each case, to cause the Margin Ratio to return to the Required Margin Ratio at the time of such delivery or return (which amount may differ than the amount specified in the Collateral Call Notification). Failure by Borrower to transfer sufficient Additional Collateral or return sufficient Loaned Currency in response to a Collateral Call Notification shall give Lender the option to declare an Event of Default under Section IX.

Delivery of the Additional Collateral shall be made by bank wire to the account, or if applicable, delivery to the Digital Currency Address designated by Lender, in each case, specified in the Collateral Call Notification, Loan Term Sheet, or as otherwise directed by Lender in a written notice to Borrower, as applicable.

15

Borrower acknowledges and agrees that its obligations hereunder, including those contained in this Section IV, shall continue regardless of any request by Lender for Additional Collateral. Borrower further acknowledges and agrees that any failure by Lender to request Additional Collateral when it is entitled to pursuant to this Section (IV)(c) shall not constitute a waiver of its right to Additional Collateral.

(e) Refund of Excess Collateral

If at any time while a Loan is outstanding the Margin Ratio for such Loan is greater than the Collateral Return Margin Ratio as set forth in the applicable Loan Term Sheet for such duration as specified in such Loan Term Sheet, Borrower may request that Lender return such portion of the Collateral such that, after giving effect to the return of such Collateral, the Margin Ratio will not exceed the Required Margin Ratio for such Loan (such Collateral, the “Excess Collateral”).

Borrower shall request the withdrawal of Excess Collateral by notice to Lender and Custodian on a Business Day (the “Refund Notification”) which shall set forth: (i) the applicable Loan, the outstanding Loaned Currency under such Loan and all accrued and unpaid fees with respect to such Loan, (ii) the applicable Collateral Value, (iii) the applicable Market Spot Rate; and (iv) the amount of Excess Collateral to be withdrawn. Borrower may not proceed with a withdrawal of Excess Collateral without Lender’s prior approval. If a Refund Notification is received by Lender prior to 10:00 am New York time on a Business Day, Lender shall approve the Borrower’s withdrawal of Excess Collateral by 6:00 pm New York time on the following Business Day. If a Refund Notification is received by Lender after 10:00 am New York time on a Business Day, Lender shall approve the Borrower’s withdrawal of Excess Collateral by 6:00 pm New York time on the second Business Day following the date that the Refund Notification is received. Excess Collateral shall be withdrawn by Borrower to a Digital Currency Address specified by Borrower or by bank wire to an account specified by Borrower, as applicable. Unless otherwise agreed by Lender in its sole discretion, Borrower shall not be permitted to submit more than two Refund Notifications during any seven-day period. Notwithstanding the foregoing, a Refund Notification shall be null and void and the Lender shall have no obligation to approve the withdrawal of any Excess Collateral if (i) prior to the deadline for the withdrawal of such Excess Collateral, the Margin Ratio does not exceed the Collateral Return Coverage Ratio, or (iii) a default or Event of Default hereunder exists or would result from the withdrawal of such Excess Collateral. For the avoidance of doubt, Lender shall have no obligation to approve the withdrawal of any Excess Collateral to the extent that the withdrawal of such Excess Collateral would result in the Margin Ratio, as determined by Lender in its sole discretion, being less than the Required Margin Ratio after giving effect to such withdrawal of Excess Collateral.

16

(f) Collateral Liquidation

If at any time while a Loan is outstanding the Margin Ratio for such Loan is equal to or less than the Liquidation Ratio (whether or not a Collateral Call Notification has been sent or is awaiting response) (a “Liquidation Trigger”), Lender may, at its sole discretion and with no notice required to Borrower, immediately liquidate Collateral and apply the proceeds of such liquidation, less the amount of the Liquidation Fee, to repayment of the Total Loan Balance, as provided below.

Upon the occurrence of a Liquidation Trigger and Lender’s election to liquidate Collateral:

(i) the Total Loan Balance shall become immediately due and payable;

(ii) Lender shall be entitled to a liquidation fee equal to 1% of the proceeds of the sale of the Collateral (the “Liquidation Fee”), which shall be deducted from the sale proceeds by Lender;

(iii) the proceeds of the sale of Collateral, less the Liquidation Fee, shall be applied to Borrower's obligations hereunder in any order as Lender may determine in its sole discretion;

(iv) Borrower shall be responsible for any shortfall to the extent the proceeds of the sale of Collateral are insufficient to pay all such amounts that are due and payable; and

(v) any remaining excess shall be remitted to Borrower.

Borrower shall be responsible for any tax consequences resulting from Lender’s sale of Collateral and application of proceeds in accordance with the foregoing.

(g) Return of Collateral

Upon redelivery of Loaned Currency to Lender by Borrower and completion of the applicable Confirmation Protocol, Lender shall promptly but in no event later than the close of business on the Business Day following such redelivery (the “Return Timing”) return to Borrower the applicable Collateral. For the avoidance of doubt, any Collateral or Excess Collateral returned by Lender shall be the same type and amount provided by Borrower to Lender, except as otherwise provided herein.

V. Distributions

(a) New Tokens

In the event of a Hard Fork or an Airdrop in the blockchain for any Loaned Currency or Collateral, any affected outstanding Loans will not be automatically terminated. Lender will be entitled to receive the benefit and ownership of any incremental tokens generated from Loaned Currency, and, subject to the immediately succeeding sentence, Borrower will be entitled to receive the benefit and ownership of any incremental tokens generated from Digital Currency provided as Collateral, in each case, as a result of a Hard Fork in the Digital Currency protocol or an Applicable Airdrop (each, a “New Token”), to the full extent that Lender or Borrower, as applicable, would have been entitled to such benefit and ownership had the applicable Digital Currency not been provided as Loaned Currency or Collateral, respectively. Notwithstanding anything herein to the contrary, Borrower’s entitlement to any New Tokens in accordance herewith shall be dependent upon Lender’s or its applicable affiliates’ agreement to support such New Tokens, as determined in its or their sole discretion.

17

If Lender is entitled to any New Tokens in accordance with the foregoing, Lender shall have the right, in its sole discretion, to elect to receive or forfeit such New Tokens. If Lender elects to receive such New Tokens, Borrower shall promptly, and in any event within five days following the applicable Hard Fork or Applicable Airdrop, transfer such New Tokens to a Digital Currency Address designated by Lender or as otherwise directed in writing by Lender. If Borrower fails to transfer the New Tokens as and to the extent directed by Lender within 30 days following the applicable Hard Fork or Applicable Airdrop, such failure will be considered an Event of Default hereunder. If Borrower is entitled to any New Tokens in accordance with this subsection and such New Tokens are issued to Lender, such New Tokens shall be held by Lender as Additional Collateral hereunder, subject to the terms of this Agreement. Lender’s and Borrower's rights to New Tokens as set forth in this section shall survive the termination of the relevant Loan, return of the applicable Loaned Currency and Collateral, and termination of this Agreement.

(b) Rewards

Borrower will be entitled to receive the benefit and ownership of any Rewards derived from Digital Currency provided as Collateral, to the full extent that Borrower would have been entitled to such Rewards had the applicable Digital Currency not been provided as Collateral. If Borrower is entitled to any Rewards in accordance with this Section and such Rewards are distributed to Lender, Lender shall transfer such Rewards to a Digital Currency Address maintained by Custodian, designated by Borrower, as specified in the applicable Loan Term Sheet (“Rewards Account”).

VI. Conditions Precedent

This Agreement and the obligations set forth hereunder shall not become effective until the date on which the following conditions are satisfied in a manner satisfactory to, or waived in writing by, Lender in its sole discretion:

(a) Lender shall have received counterparts of this Agreement and each other applicable Loan Document duly executed and delivered by an authorized officer of Borrower;

(b) Lender shall have received an incumbency certificate or other documents evidencing Borrower’s authority to execute this Agreement, in form and substance satisfactory to Lender;

(c) Lender shall have received such documentation and other information requested by Lender in connection with regulatory requirements under the applicable “know-your-customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;

18

(d) Lender shall have received UCC, insolvency, tax, judgment lien and execution searches, or equivalent reports or searches with respect to Borrower, each as of a recent date, in each of the jurisdictions where Borrower is organized and the assets of Borrower are located (and other jurisdictions as may be required by Lender at its sole discretion), and Lender shall be satisfied with the results of such searches; and

(e) The Lender shall have received all such other information with respect to Borrower and its business as it shall have requested prior to the Effective Date.

VII. Representations and Warranties

Borrower hereby represent and warrants, as of the date hereof and as of the date of execution of each Loan Term Sheet, as follows:

(a) (i) Borrower has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (ii) Borrower has taken all necessary action to authorize such execution, delivery and performance, (iii) this Agreement constitutes a legal, valid, and binding obligation enforceable against Borrower in accordance with its terms, and (iv) Borrower's execution of this Agreement and entry into Loans contemplated hereby will not contravene (x) the constitutive documents of Borrower, (y) any Applicable Law, or (z) any judgment, award, injunction or similar legal restriction with respect to Borrower.

(b) As of the date of execution of this Agreement, the state of Borrower's organization and Borrower's official business address are accurately set forth in the preamble to this Agreement. Borrower has separately provided information regarding Borrower’s use of other names (including fictitious names, d/b/a’s, trade names or similar names) as well as other entities that have been merged into Borrower during the preceding five (5) years.

(c) No license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority, and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such party of this Agreement or for the legality, validity or enforceability thereof against such party, except for those actions or consents that have already been taken or obtained.

(d) Borrower has not relied on Lender for any tax or accounting advice concerning this Agreement and it has made its own determination as to the tax and accounting treatment of any Loan, Fiat Currency, Digital Currency, Collateral or funds received or provided hereunder.

(e) Borrower (i) is acting for its own account and (ii) is a sophisticated party and fully familiar with the inherent risks involved in the transaction contemplated in this Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of any Loaned Currency or Collateral, and voluntarily takes full responsibility for any risk to that effect.

19

(f) Borrower is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws.

(g) There are no proceedings pending or, to its knowledge, threatened, against Borrower, which could reasonably be anticipated to have any adverse effect on the transactions contemplated by this Agreement or the accuracy of the representations and warranties hereunder.

(h) No default or Event of Default hereunder has occurred and is continuing, and no default or Event of Default hereunder shall occur as a result of the provision of the Loan as requested in the applicable Loan Term Sheet.

(i) The transactions contemplated in this Agreement are not prohibited by Applicable Law or other authority in the jurisdiction of Borrower's place of incorporation, place of principal office, or residence and it has all necessary licenses and registrations to operate in the manner contemplated in this Agreement.

(j) Borrower has, or will have at the time of return of any Loaned Currency, the right to transfer such Loaned Currency pursuant to the terms and conditions hereof, free and clear of all liens and encumbrances other than those arising under this Agreement.

(k) Borrower has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest therein and the right to transfer such Collateral pursuant to the terms and conditions hereof, free and clear of all liens and encumbrances other than those arising under this Agreement. Except with respect to the financing statements filed by Lender, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

(l) [Reserved].

(m) Borrower is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1a(18)), as amended from time to time, and any successor statute.

(n) Borrower is an accredited investor as such term is defined in Rule 501(a) of Regulation D (17 C.F.R. § 230.501(a)) as amended from time to time, and any successor regulation, promulgated under the Securities Act of 1933.

20

(o) (i) No Covered Person is a Sanctioned Person and (ii) no Covered Person (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism and Sanctions Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism and Sanctions Law; or (C) engages in any dealings or transactions prohibited by any Anti Terrorism and Sanctions Law.

(p) All information furnished by Borrower or on its behalf to Lender is true, accurate and complete in every material respect and no information provided herein or pursuant to the terms hereof is incorrect or misleading in any material respect.

VIII. Covenants.

Until the return of all Loaned Currency and the termination of this Agreement, Borrower hereby covenants and agrees with Lender as follows:

(a) Delivery of Financial Statements, Notices of Default, etc. Borrower shall furnish (or otherwise make publicly available) to Lender:

(i) as soon as available and in any event within one hundred and twenty (120) days of the end of each fiscal year of Borrower, a copy of the annual audited consolidated financial statements of Borrower and its consolidated subsidiaries as of the close of such fiscal year, including statements of income, stockholders’ or shareholders’ equity and cash flow and a balance sheet as at the end of such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, which financial statements shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Borrower or any of its consolidated subsidiaries as a going concern); provided, however, that to the extent such statements are publicly available, such availability shall constitute delivery hereunder;

(ii) as soon as available and in any event within sixty (60) days of the end of each fiscal quarter of Borrower, a copy of the quarterly unaudited consolidated financial statements of Borrower and its consolidated subsidiaries as of the close of such fiscal quarter, including statements of income, stockholders’ or shareholders’ equity and cash flow and a balance sheet as at the end of such fiscal year, prepared in accordance with generally accepted accounting principles consistently applied, which financial statements shall be certified by a financial officer of Borrower as fairly presenting the consolidated financial condition and results of operations of Borrower and its consolidated subsidiaries, all in conformity with generally accepted accounting principles consistently applied; provided, however, that to the extent such statements are publicly available, such availability shall constitute delivery hereunder;

(iii) [Reserved];

21

(iv) promptly, but in any event within one (1) Business Day of, the occurrence of any default or Event of Default under this Agreement, a written notice setting forth the nature of such occurrence and the steps being taken by Borrower to remedy such occurrence;

(v) promptly, but in any event within one (1) Business Day of, delivery to its investors, any investor communications;

(vi) promptly, but in any event within one (1) Business Day after obtaining knowledge thereof, written notice of (i) any investigation by a Governmental Authority or any litigation commenced or threatened against Borrower where Borrower is specifically named in such investigation or litigation, and (ii) any lien or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any Collateral; and

(vii) from time to time, such further information (whether or not of the kind mentioned above) regarding the business, affairs and financial condition of Borrower as Lender may reasonably request in writing.

(b) Notice of Certain Actions. Borrower shall provide Lender prompt notice (i) if at any time there is entered against Borrower any order, decree, determination or instruction issued on the authority of any rule, regulation or proceeding of any governmental commission, bureau or other administrative agency or self-regulatory organization, including the SEC and the NYSE, which is reasonably likely to materially adversely affect the borrowing of Loaned Currency by Borrower, (ii) if at any time any litigation, arbitration or similar proceeding against Borrower is commenced which is reasonably likely to materially adversely affect the borrowing of Loaned Currency by Borrower, (iii) if at any time there is commenced any investigation or proceeding which is reasonably likely to result in the expulsion of Borrower from any stock exchange, including the NYSE, or from the National Association of Securities Dealers, Inc., or from any material self-regulatory organization, or a suspension of Borrower's power under Federal or state law to transact business as a broker or dealer in securities or if Borrower is so expelled or suspended, (iv) if at any time Borrower shall receive written notice that Borrower is under special surveillance by any stock exchange, including the NYSE, or by any other self-regulatory organization, (v) if at any time Borrower shall receive written notice that the SEC or any material self-regulatory organization, including the NYSE, has notified the Securities Investor Protection Corporation (“SIPC”) pursuant to Section 5(a)(1) of the Securities Investor Protection Act of 1970 (“SIPC Act”) of facts which indicate that Borrower is in or is approaching financial difficulty, or (vii) if at any time SIPC shall file an application for a protective decree with respect to Borrower under Section 5(a)(3) of the SIPC Act. Any such notice shall set forth in reasonable detail a description of the event which has occurred and of the action, if any, which Borrower proposes to take with respect thereto. Borrower shall forward to Lender a copy of any order, decree, determination, instruction or other written evidence received by it of or with respect to any matter referred to in the first sentence of this subparagraph (b) with respect to which notice is required to be given to Lender by such sentence. Borrower shall comply with any such order, decree, determination or instruction within the time required for such compliance and with any changes of rules or regulations of the SEC or the NYSE or any other self-regulatory organization by the effective date thereof or the time for compliance specified therein or, within the time required for compliance, shall cause the same to be revoked, reversed, challenged or modified, provided that such modification avoids the occurrence of an event described in this Section VIII(c).

22

(c) Further Acts. Borrower shall, from time to time, do and perform any and all acts and execute any and all further instruments necessary or reasonably requested by Lender to more fully effect the purposes of this Agreement and the pledge of the Collateral hereunder, including, without limitation, the execution and filing of financing statements and continuation statements relating to the Collateral under the provisions of the Uniform Commercial Code.

(d) Compliance with Laws. Borrower shall comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Borrower's business.

(e) Conduct of Business and Maintenance of Existence and Assets. Borrower shall (i) conduct continuously and operate actively its business according to good business practices in the ordinary course of business; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under any Applicable Laws, where the failure to do so would have a Material Adverse Effect.

(f) Books and Records. Borrower shall keep proper books of record and account in which full, true and correct entries, in all material respects, will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

(g) Payment of Taxes. Borrower shall pay, when due, all material taxes, assessments and other charges lawfully levied or assessed upon Borrower or any of the Collateral, including material personal property taxes, assessments and charges and all material franchise, income, employment, social security benefits, withholding, and sales taxes.

(h) [Reserved].

(i) Insurance. Borrower shall maintain, at a minimum, commercial general liability insurance in an amount satisfactory to Lender, and such other insurance coverages, as is customary in the case of companies engaged in businesses similar to Borrower and having deductibles consistent with customary practice. Borrower's insurance shall include coverage that insures against the theft or the accidental or intentional loss or destruction of the private keys associated with the Collateral, subject to certain customary exclusions.

23

(j) Payment of Indebtedness. Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods) all its material indebtedness.

(k) Standards of Financial Statements. Borrower shall cause all financial statements referred to in Section VIII(a) to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail throughout the periods reflected therein (except as disclosed therein and agreed to by the reporting accountants or officer, as applicable).

(l) Additional Beneficial Ownership Certification. Borrower shall provide to Lender, reasonably promptly, any change in the information provided in the most recent Beneficial Ownership Certification (if any) delivered to Lender that would result in a change to the list of beneficial owners identified in such certification.

(m) Operational Security. Borrower shall follow and maintain operational security standard practices throughout the term of this Agreement, including, without limitation, ensuring that all communications initiated by Borrower to Lender involving private or public keys or other sensitive information are accomplished through secure means, such as encrypted email communication. Borrower shall employ adequate security measures to safeguard any passwords, personal identification numbers and other credentials that can be used to access information about any Loan, the Loaned Currency, the Collateral and any related transfers of Digital Currency.

(n) Anti-Terrorism and Sanctions. (i) Borrower shall ensure that (A) no Covered Person shall become a Sanctioned Person, (B) no Covered Person shall use any Loan to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism and Sanctions Law, (C) the funds used to repay any amounts owing Lender hereunder shall not be derived from any unlawful activity and (D) with regard to the use of any Loan, each Covered Person shall comply with all Anti-Terrorism and Sanctions Laws and Anti-Corruption Laws, and (ii) Borrower shall promptly notify Lender in writing upon obtaining knowledge of the occurrence of a Reportable Compliance Event, except to the extent such notice is prohibited by Applicable Law.

(o) Sale of Collateral. Borrower shall not sell, lease, transfer or otherwise dispose of any Collateral in violation of this Agreement.

(p) Creation of Liens. Borrower shall not create or suffer to exist any lien or transfer upon or against any of the Collateral in violation of this Agreement. Notwithstanding anything to the contrary in the foregoing, the following liens are permitted: (a) liens arising as a matter of law (other than liens arising out of violations by Borrower of Applicable Law) incurred in the ordinary course of business and (b) liens on the Collateral in favor of Lender.

24

(q) Nature of Business. Borrower shall not substantially change the nature of the business in which it is presently engaged other than in the ordinary course of Borrower's business and business activities reasonably incidental thereto, substantially related thereto, reasonable extensions thereof or complementary thereto.

(r) Fiscal Year and Accounting Changes. Borrower shall not change its fiscal year end or make any change (a) in accounting treatment and reporting practices except as required or permitted by GAAP, whether or not GAAP applies, or (b) in tax reporting treatment except as required by Applicable Law.

(s) Organizational Changes. Borrower shall not, without providing Lender thirty (30) calendar days’ prior written notice, change (i) its legal name, (ii) its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC, (iii) its type of organization, (iv) the location of its principal place of business or chief executive office or (v) its constituent documents in a manner materially adverse to Lender.

(t) Lawful Commercial Purposes. Borrower shall use all Loaned Currency solely for lawful commercial (i.e., not for consumer, household, family or personal) purposes.

IX. Events of Default

Any of the following events shall constitute an event of default, and shall be herein referred to as an “Event of Default” or “Events of Default”:

(a) the failure of Borrower to return Loaned Currency upon the termination of any Loan, in accordance with applicable return terms and conditions ;

(b) the failure of Borrower to pay any and all Loan Fees, Default Fees or other fees or to remit any New Tokens, in each case, when due hereunder, and such failure is not remedied within two (2) Business Days;

(c) the failure of Borrower to transfer Collateral or Additional Collateral as required hereunder or pursuant to a Loan Term Sheet, or the failure by Borrower to timely and sufficiently respond to a Collateral Call Notification (including through the return of Loaned Currency) by increasing the Margin Ratio to no less than the Required Margin Ratio in accordance with Section IV(c);

(d) the failure of Borrower to perform, comply with or observe any agreement, covenant or obligation under Sections VIII(a), (b), (h), (o), (p), or (t) and in each case, such failure is not remedied within two (2) business days;

(e) the failure of Borrower to perform, comply with or observe any agreement, covenant or obligation under any provision of this Agreement or the Loan Documents (other than those provisions referred to in Sections IX(a), (b), (c) and (d), and such default shall not have been remedied within ten (10) Business Days following the occurrence of such default;

25

(f) any representation or warranty made or furnished by Borrower in any of the Loan Documents shall prove to be incorrect or false in any material respect (or if already qualified by materiality, in any respect) as of the date of making or deemed making thereof;

(g) the occurrence of a Liquidation Trigger;

(h) any case or proceeding shall be commenced against Borrower or any of its subsidiaries in a court having competent jurisdiction seeking a decree, order or other relief in respect of Borrower or any of its subsidiaries (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable United States federal or state bankruptcy or other similar law or, in each case, a similar case or proceeding under the laws of a foreign jurisdiction, or (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any of its subsidiaries or of any substantial part of its or their assets, and such case or proceeding under (i) or (ii) shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

(i) Borrower or any of its subsidiaries shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable United States federal or state bankruptcy or other similar law or, in each case, a similar case or proceeding under the laws of a foreign jurisdiction, or (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any of its subsidiaries, or of any substantial part of its or their assets;

(j) the issuance of a notice of lien, levy, assessment, injunction or attachment against any material portion of the Collateral which is not stayed or lifted within thirty (30) days;

(k) any judgment or judgments, writ(s), order(s) or decree(s) by a court having competent jurisdiction for the payment of money are rendered against Borrower for an aggregate amount in excess of $1,000,000, and such judgment, action or lien shall remain undischarged or unstayed for a period of thirty (30) days;

(l) the occurrence of any event or development which has a Material Adverse Effect on Borrower;

(m) any lien created hereunder or provided for hereby or under any related agreement ceases to be or is not a valid and perfected lien having a first priority interest and is not remedied within five (5) Business Days from the date Borrower is notified of such failure;

26

(n) (i) Borrower shall default in the payment (whether at stated maturity, upon acceleration, upon required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any indebtedness with a principal amount (individually or in the aggregate) in excess of $2,500,000, or (ii) any other breach or default (or other event or condition), beyond any period of grace provided therefor, shall occur under any agreement, indenture or instrument relating to any such indebtedness with a principal amount (individually or in the aggregate) in excess of $2,500,000, if the effect of such breach or default (or such other event or condition) is to cause the holder or holders of such other indebtedness (or a Person on behalf of such holder or holders) to cause (upon the giving of notice or otherwise), such indebtedness to be due and payable;

(o) any material portion of this Agreement or any Loan Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower notifies Lender in writing of its inability to or its intention not to perform any of its obligations hereunder, or otherwise disaffirms, rejects, or repudiates any of its obligations hereunder in writing; or

(p) any material portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, and as a result, the Margin Ratio is less than the Required Margin Ratio, and Borrower has not remedied such default within one (1) Business Day of the occurrence of such default.

X. Remedies

(a) Upon the occurrence and during the continuation of any Event of Default, Lender may, at its option, do any or all of the following: (1) declare the entire outstanding Total Loan Balance and any outstanding fees or other amounts accrued hereunder immediately due and payable; (2) terminate this Agreement and any Loan hereunder upon written notice to Borrower; and (3) exercise all other rights and remedies available to Lender hereunder, under Applicable Law, or in equity; provided, that upon any Event of Default under Section IX(h) or (i), this Agreement and any and all Loans provided pursuant to this Agreement shall automatically be terminated and all fees and other amounts accrued hereunder shall become due and payable immediately.

(b) In connection with the exercise of its remedies pursuant to this Section X, Lender may (1) exchange, enforce, waive or release any portion of the Collateral or Loaned Currency in favor of Lender; (2) apply such Collateral or security and direct the order or manner of sale thereof as Lender may, from time to time, determine; and (3) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner upon the occurrence and during the continuation of an Event of Default, without affecting or impairing Lender’s right to take any other further action with respect to any Collateral or security or any part thereof. The proceeds of the sale of Collateral by Lender shall be applied to Borrower's obligations hereunder in any order as Lender may determine in its sole discretion. In connection the sale of Collateral or other assets of Borrower as an exercise of remedies pursuant to this Section X, Lender shall be entitled to a liquidation fee equal to 3% of the proceeds of the sale of the Collateral, which shall be deducted from the sale proceeds by Lender prior to application to any other amounts owed hereunder.

27

(c) Lender shall also have the right, in connection with the exercise of its remedies pursuant to this Section X, to purchase any relevant Fiat Currency or Digital Currency in the amount of any insufficiency in a commercially reasonable manner, or foreclose on, liquidate, sell or collect on the Collateral or any other assets of the Borrower that Lender or any affiliate of Lender may then hold (including any such assets of Borrower held in a customer account at Lender or any affiliate of Lender), and apply the proceeds to satisfy any and all obligations of Borrower to Lender or any affiliate, whether arising under a different Loan or agreement, or net, set off and/or recoup any and all obligations of Lender or any affiliate of Lender to Borrower, against either the purchase price of such replacement Fiat Currency or Digital Currency or any such obligations of Borrower to Lender or any affiliate of Lender. In connection with the exercise of such remedies, Lender and its affiliates are hereby authorized to apply or transfer any Collateral of Borrower interchangeably between Borrower and its affiliates solely to satisfy any obligations of Borrower to Lender or its affiliates at any time with prior notice (email sufficient) to Borrower.

(d) Borrower acknowledges that the price of Digital Currency is (i) volatile and thus may decline speedily in value, and (ii) Digital Currencies are a type of asset customarily sold on a recognized market. Accordingly, Borrower acknowledges and agrees that it would not be necessary under Section 9-611(b) of the Uniform Commercial Code to give notice of any proposed disposition of the Collateral. Borrower acknowledges that upon the occurrence of an Event of Default and the exercise of remedies pursuant to the Loan Documents, (x) a commercially reasonable bulk sale of the Collateral may occur which may result in a substantially discounted realization value with respect to the Collateral compared to the then current market price, and (b) a commercially reasonable private sale of the Collateral may occur which may result in less proceeds than in a public sale.

XI. Rights and Remedies Cumulative.

No delay or omission by a Party in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of each Party stated herein are cumulative and in addition to all other rights provided by law, in equity.

XII. Survival.

Any expiration or termination of this Agreement will not affect any accrued claims, rights or liabilities of the Parties, and all provisions which must survive to fulfill their intended purposes, or by their nature are intended to survive such expiration or termination will survive, including Sections XII, XVI, XXVI, XXIX.

28

XIII. Collection Costs.

In the event Borrower fails to return any Loaned Currency or upon the occurrence and during the continuation of any Event of Default hereunder, Borrower shall, upon demand, pay to Lender all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs, broker fees, and technology costs incurred by Lender in connection with the enforcement of its rights hereunder.

XIV. Passwords and Security.

Each Party is responsible for maintaining adequate security and control of any and all passwords, private keys, and any other codes that it uses to transfer or receive Loaned Currency hereunder. Each Party will be solely responsible for the private keys that it uses to make the transfers and maintaining secure back-ups. Borrower will promptly notify Lender of any security breach of its accounts, systems or networks as soon as possible. Borrower will reasonably cooperate with Lender in the investigation of any suspected unauthorized transfers or attempted transfers using a Party’s account credentials or private keys, and any security breach of a Party’s accounts, systems, or networks, and Borrower shall provide Lender with the results of any third-party forensic investigation that it may undertake. Each Party will be responsible for any unauthorized transfers made utilizing its passwords, private keys, and any other codes it uses to make or receive transfers.

XV. Governing Law; Dispute Resolution.

This Agreement and each Collateral Account (and any account agreement governing such Collateral Account is hereby amended to provide that such Collateral Account) is governed by, and shall be construed and enforced under, the laws of the State of Wyoming without regard to any choice or conflict of laws rules. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation it shall be finally resolved by binding arbitration administered in the County of Santa Clara, State of California, by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation. The Parties agree to waive their rights to a jury trial. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing Party shall be entitled to recover reasonable and documented attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

29

XVI. Confidentiality.

(a) Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent and documented evidence was, or becomes, (i) available to the public through no violation of this Section XVI, (ii) rightfully in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

(b) Each Party shall (i) keep and maintain such Confidential Information confidential in the same manner as it treats its own confidential information and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a bona fide need to know basis related to effecting the purpose of this Agreement; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section XVI.

(c) Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

(d) The provisions of this Section XVI will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or written direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure, to the extent practicable and permitted by law, uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

(e) The obligations with respect to Confidential Information shall survive so long as a Party retains the other Party’s Confidential Information. Notwithstanding anything in this Agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its legal, regulatory recordkeeping obligations, (ii) in the routine backup of data storage systems in the event that such stored data is unreasonably burdensome to remove, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section XVI; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal or compliance personnel of such Party and the confidentiality obligations of this Section XVI shall survive with respect to the Retained Confidential Information for so long as such information is retained.

(f) Neither Party will use any name, trade name, trademark, or other designation of the other Party in advertising, publicity, promotional, or marketing materials, or any other activity, including announcements about this Agreement, without the express prior written consent of the other Party in each instance.

30

XVII. Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by express or certified mail (postage prepaid, return receipt requested) or overnight courier to the respective address set forth below, by electronic mail (at such email addresses as set forth below or as a Party may designate in accordance herewith), or by Telegram or through other electronic means as agreed between the Parties:

Lender:

Payward Interactive, Inc.

106 E. Lincolnway

Fourth Floor

Cheyenne, Wyoming, 82001

Email: treasury@kraken.com; legal@kraken.com

Borrower:

Robert Gregory Kidd

300 E 2nd Street, 15th Floor

Reno, Nevada 89501

Email: greg.kidd@usbc.xyz; legal@usbc.xyz

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

Notice of a Collateral Call Notification shall only be effective pursuant to the sending of electronic mail to the email addresses indicated above, provided that copies (which shall not constitute notice) may also be provided by telephone, Telegram or through other electronic means as agreed between the Parties.

Notices and other communications sent by hand or overnight courier service, or mailed by express or certified mail, shall be deemed to have been given when received. For all purposes under this Agreement, an email is deemed to be sent and received immediately after the time sent (as recorded on the device or system from which the sender sent the email), unless the sender receives an automated message that the email has not been delivered (it being understood that an “out of office” or similar reply does not constitute a failure to deliver message for this purpose). Notices or communications sent via Telegram shall be deemed received immediately after the time sent.

31

XVIII. Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both Parties hereto. Loan Term Sheets may be amended (other than with respect to increases in principal) when reduced to a writing by both parties, with email, Telegram and other forms of electronic written communication being sufficient.

XIX. Single Agreement.

Lender and Borrower acknowledge that and have entered into this Agreement in reliance on the fact that all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Lender and Borrower hereby agree that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Lender and Borrower acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower hereby agrees that (a) it shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower in any Loan hereunder shall constitute a default by the Borrower under all such Loans hereunder, and (b) Lender shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with Borrower.

XX. Entire Agreement.

This Agreement, each exhibit referenced herein, and all Loan Term Sheets constitute the entire Agreement among the Parties with respect to the subject matter hereof and supersede any prior negotiations, understandings and agreements with respect to the subject matter of this Agreement. This Agreement shall govern the terms of the transactions contemplated hereunder, and such transactions shall not be governed by the Lender’s or any of its affiliates’ Terms of Service, and in the case of any inconsistency between this Agreement and such Terms of Service, this Agreement shall control.

XXI. Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the Parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the prior written consent of the Lender, in its sole discretion. Lender may assign its rights or obligations hereunder upon no less than five (5) Business Days prior written notice to Borrower to one or more parties without Borrower’s consent; provided, that any such assignment shall not (i) require any adjustment to, or replacement of, the Account Control Agreement, other than adjusting the definition of “Secured Party” together with any necessary administrative updates, or (ii) otherwise impose upon Borrower any additional Collateral requirements outside the terms of this Agreement.

32

XXII. Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

XXIII. Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission (including email transmission of a PDF image or the use of a third-party platform, including DocuSign) shall be equally as effective as delivery of an original executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement.

XXIV. Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the Parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Lender and Borrower.

XXV. No Waiver.

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

33

XXVI. Indemnification.

(a) IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOSS OF PROFITS, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO AUTHORIZED OR UNAUTHORIZED LOANS SUBJECT TO THIS AGREEMENT.

(b) Borrower shall indemnify and hold harmless Lender, its affiliates and their respective owners, directors, officers, employees, representatives and agents (each, an “Indemnified Person”) from and against any and all third-party claims, demands, losses, expenses and liabilities of any and every nature (including reasonable and documented attorneys’ fees of the Indemnified Person’s choosing to defend against any such claims, demands, losses, expenses and liabilities) that any Indemnified Person may sustain or incur or that may be asserted against it arising out of any investigation, litigation or other proceeding related to Borrower's breach of any covenant, representation or warranty made to Lender herein, except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to Lender’s bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement. The obligations of Borrower under this Section XXVI shall be continuing and survive termination of this Agreement.

XXVII. Term and Termination.

The term of this Agreement (the “Term”) shall commence on the date hereof for a period of one year and shall automatically renew for successive one-year terms annually, unless (i) Lender provides notice of a desire to terminate this Agreement no less than ten (10) days prior to the end of such one-year period, as applicable, or (ii) Borrower, at any time, delivers a termination notice, in which case this Agreement shall terminate immediately upon delivery of such notice and satisfaction of all outstanding obligations under the Loans in accordance with their terms (a “Termination Notice”). The foregoing notwithstanding, this Agreement may be terminated as set forth in Section X or upon 30 days’ written notice (email sufficient) by either Party to the other. Notwithstanding anything herein to the contrary, if there are any Loans outstanding at the time either Party sends a notice of termination pursuant to this Section XXVII, such termination of this Agreement will not be effective until all Loans are terminated on the relevant Loan Termination Date or pursuant to Section (II)(d). In the event of a termination of this Agreement, all fees and other amounts owed hereunder shall be payable immediately.

XXVIII. Compliance.

Borrower must maintain systems, safeguards, and procedures sufficient to ensure its compliance with its obligations in this Agreement and maintain related records for at least two (2) years after the termination of the Agreement. Lender reserves the right to conduct an audit of Borrower's systems, safeguards, procedures, and records for compliance with its obligations under this Agreement. This section shall survive termination of the Agreement for a period of two (2) years.

34

XXIX. Fee Limitation.

Notwithstanding anything herein to the contrary, if at any time the fees, charges and other amounts that are treated as interest on any Loan under Applicable Law (collectively the “Charges”), will exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with Applicable Law, the Loan Fees hereunder, together with all Charges payable in respect of all Loans, will be limited to the Maximum Rate and, to the extent lawful, the Loan Fees and Charges that would have been payable in respect of this Agreement but were not payable as a result of the operation of this Section XXVIII will be cumulated and the Loan Fees and Charges payable to Lender in respect of other periods will be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with Loan Fees thereon, will have been received by Lender.

XXX. Miscellaneous.

(a) Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate. This Agreement is solely for the benefit of the Parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that this Agreement and any Loan Term Sheet are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

(b) If an error is made hereunder in connection with a payment under any Loan Document, and such payment is an overpayment or a payment not anticipated thereunder, the party receiving the payment in error shall refund the mistaken amount to the paying party as promptly as is commercially practicable; provided that the paying party may, in its sole discretion and upon written notice of the amount and basis for such offset, elect to set-off such amounts against future payments hereunder.

[signatures appear on next page]

35

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

Lender:

PAYWARD INTERACTIVE, INC.

By:	/s/ Cynthia Del Pozo
Name:	Cynthia Del Pozo
Title:	CEO and President

Borrower:

USBC, INC.

By:	/s/ Robert Gregory Kidd
Name:	Robert Gregory Kidd
Title:	Chairman and CEO

36

EXHIBIT A

Authorized Agents

[***]

37

EXHIBIT B

Loan Term Sheet

[***]

38

EXHIBIT C

[FORM OF] COLLATERAL CALL NOTIFICATION

[***]

39

ADDENDUM TO MASTER LOAN AGREEMENT

[***]

40